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                                                                     EXHIBIT 13

                            STOCK PURCHASE AGREEMENT


      THIS STOCK PURCHASE AGREEMENT ("Agreement") is entered into as of November 16, 1999 by and between Delta Air Lines, Inc., a Delaware corporation ("Seller") and Jay S. Walker, an individual residing in the State of Connecticut ("Purchaser").

      WHEREAS, Seller owns of record 16,525,834 shares of the Common Stock, par value $.008 per share (the "Common Stock"), of priceline.com Incorporated, a Delaware corporation (the "Company");

      WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, 2,085,767 shares of the Common Stock of the Company (the "Shares") at the price and upon the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.    Sale and Purchase of Stock.

      1.1 Sale and Purchase. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller the Shares at a purchase price of $59.93 per share, for an aggregate purchase price for the Shares of $125,000,000 (the "Purchase Price").

      1.2 Delivery of Shares. Within ten (10) business days following the execution and delivery of this Agreement, Seller shall surrender to the Company a stock certificate representing the Shares and showing Seller as the record owner thereof, accompanied by a stock power duly executed by Seller in blank and reasonably acceptable to Purchaser for transfer on the books of the Company, and shall request that the Company issue to Purchaser a certificate representing the Shares (the "Certificate") registered in the name of Purchaser.

      1.3 Payment of Purchase Price. Upon delivery by Seller of the stock certificate and stock power pursuant to Section 1.2 hereof, Purchaser shall deliver to Seller the Purchase Price by wire transfer to an account designated by Seller in exchange for and in full payment of the Shares.

2. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as follows:

      2.1 Title to Shares. Seller is the lawful owner of and has good and marketable title to the Shares. Upon payment of the Purchase Price and delivery of the Shares, Purchaser will acquire good, valid and marketable title to the Shares free and clear of all mortgages, liens, pledges, charges, claims, security interests, agreements and encumbrances whatsoever.
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      2.2 Authority and Capacity. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and, to the best of its knowledge, all authorizations, consents and approvals required on the part of Seller by any law, regulation, charter, bylaw, agreement or instrument of any kind or character to permit Seller to enter into this Agreement and transfer the Shares to Purchaser have been obtained.

      2.3 Binding Obligation. This Agreement constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws affecting the enforcement of creditors' rights generally, and subject to principles of equity and public policy.

      2.4 Broker. Seller has not retained or agreed to pay any broker or finder with respect to this Agreement and the transactions contemplated hereby.

3. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:

      3.1 Authority and Capacity. Purchaser has full legal right, capacity, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and, to the best of his knowledge, all authorizations, consents and approvals required on the part of Purchaser by any law, regulation, charter, bylaw, agreement or instrument of any kind or character to permit Purchaser to enter into this Agreement and to purchase the Shares have been obtained.

      3.2 Binding Obligation. This Agreement constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws affecting the enforcement of creditors' rights generally, and subject to principles of equity and public policy.



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      3.3   Purchase for Investment.

            (a) Purchaser understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), or under applicable state securities laws, in reliance upon exemptions contained in the Act and such laws and any applicable regulations promulgated thereunder or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless all or any portion of the Shares subsequently are so registered or qualify for exemption from registration under the Act and such laws and unless such offer, sale or transfer is made in compliance with the terms of this Agreement. Purchaser further understands that the Seller's certificate for the Shares bears the following legends:


                  "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE
               SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW. THEY MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID ACT."

            (b) The Shares are being acquired under this Agreement by Purchaser in good faith solely for his own account, for investment and not with a view toward resale or other distribution within the meaning of the Act; and such Shares will not be offered for sale, sold or otherwise transferred without either registration or exemption from registration under the Act.

            (c) Purchaser is an "Accredited Investor" within the meaning of rule 501 of Regulation D under the Act, as presently in effect. Purchaser has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of his investment in the Shares; and understands and is able to bear any economic risks associated with such investment.

            (d) Purchaser understands that the Shares will be considered "restricted securities" within the meaning of Rule 144 under the Act; that Rule 144 may not be available to exempt from the registration requirements of the Act sales of such restricted securities; that if Rule 144 is available, sales may be made in reliance upon Rule 144 only in accordance with the terms and conditions of Rule 144, which among other things generally requires that the securities be held for at least one year and that sales be made in limited amounts (which amounts are subject to certain exceptions depending upon whether the seller is an "affiliate" within the meaning of Rule 144 and how long the securities have been held); and that, if the exemption for such sales is not available, registration of the Shares under the Act and state securities laws may be required.



4.     Miscellaneous.



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      4.1 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered by hand or certified mail, return receipt requested, postage prepaid, (b) when transmitted by telecopier or (c) when received if sent by overnight courier, to the addressee at the following addresses or telecopier numbers (or to such other address or telecopier number as a party may specify from time to time by notice hereunder):

                  (i)   If to Seller:

                        Delta Air Lines, Inc.
                        1030 Delta Boulevard
                        Hartsfield International Airport
                        Atlanta, Georgia   30354-1987
                        Telecopy: (404) 715-2233
                        Attention: Executive Vice President -
                                   Chief Financial Officer

                  with a copy to:

                        Delta Air Lines, Inc.
                        1030 Delta Boulevard
                        Hartsfield International Airport
                        Atlanta, Georgia   30354-1987
                        Telecopy: (404) 715-2233
                        Attention: Senior Vice President -
                                   General Counsel



                  (ii) If to Purchaser:

                        Jay S. Walker
                        C/O priceline.com Incorporated
                        5 High Ridge Park
                        Stamford, CT 06905
                        Telecopy: (203) 595-8344


      4.2 Binding Effect: Third-Party Beneficiary. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, executors, administrators, legal representatives, successors and permitted assigns.

      4.3 Assignment. Prior to the consummation of the sale and purchase of the Shares under Section 1 hereof, Purchaser may not assign his rights to purchase the Shares under this Agreement without the prior written consent of Seller; provided, however, that Purchaser shall be


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permitted to assign his rights to purchase some or all of the Shares under this
Agreement to the Company or Richard S. Braddock, without the prior written consent of Seller, at any time prior to Purchaser's acquisition of the Shares pursuant to the terms hereof and, upon such assignment, with respect to the right to purchase the number of Shares so assigned, the Company or Richard S. Braddock, as the case may be, shall be deemed to be the "Purchaser" for all purposes of this Agreement, and Purchaser shall be relieved of all of his obligations hereunder. Any such assignment contrary to the terms hereof shall be null and void and of no force and effect.

      4.4 Amendment. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification, or discharge is sought.

      4.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.

      4.6 Headings. Article, section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

      4.7 Governing Law. The interpretation and construction of this Agreement and all amendments hereof and waivers and consents hereunder shall, to the extent the particular subject matter is controlled by state law, be governed by and be construed in accordance with the substantive law of the State of Delaware, without regard to the conflicts of laws principles thereof.

      4.8 Counterparts; Facsimile Signatures. This Agreement may be executed and delivered in two or more counterparts, by facsimile or otherwise, none of which needs to contain the signatures of all parties hereto and each of which shall be deemed an original, but together which shall constitute one and the same instrument.

      4.9 Expenses. Each party shall bear its own expenses incident to the execution and delivery of this Agreement and the performance of its obligations hereunder.

      4.10 Waiver of Compliance. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other documents furnished in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.



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      4.11 Further Assurances. From time to time hereafter, each party shall, using reasonable business efforts, execute and deliver such other instruments of transfer and assumption and take such further action including providing access to necessary books and records as the other may reasonably request to carry out the sale of the Shares and as otherwise may be reasonably required in connection with effecting or carrying out the provisions of this Agreement.

      4.12 Severability. If any provisions hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and, subject to applicable law, shall not affect the validity or effect of any other provisions hereof.












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IN WITNESS WHEREOF, each of the undersigned has executed and delivered this
Agreement as of the date first hereinabove set forth.

SELLER:                             PURCHASER:

DELTA AIR LINES, INC.

/s/ M. MICHELE BURNS                /s/ JAY S. WALKER
- ---------------------------         ------------------------------
   M. Michele Burns                 Jay S. Walker
   Vice President and Treasurer





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